Exhibit 99.1

   Southwest Water Company Completes Public Offering of Common Stock

    LOS ANGELES--(BUSINESS WIRE)--March 29, 2004--Southwest Water Company (Nasdaq:SWWC) today announced the completion of its previously announced public offering of 1,400,000 shares of its common stock and the additional sale of 210,000 shares pursuant to the full exercise by the underwriters of their over-allotment option. The 1,610,000 shares were sold at a price to the public of $13.58 per share. Total net proceeds to the Company were approximately $20.7 million.
    The underwriters managing the offering were A.G. Edwards & Sons, Inc. and Janney Montgomery Scott LLC. A copy of the prospectus supplement and the prospectus related to the offering can be obtained by contacting the local office of either of the underwriters or by contacting A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, MO 63103.
    A registration statement relating to the shares of common stock that the Company sold in this offering was filed with, and declared effective by, the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy any Southwest Water securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction.
    Southwest Water Company provides a broad range of services: water production, treatment and distribution; wastewater collection and treatment; public works services; utility billing and collection; and infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 35 states from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results to differ materially from those expressed or implied by such forward-looking statements. More detailed information about risk factors that may affect the Company is contained in the company's filings with the Securities and Exchange Commission, including the Company's 2003 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements.

    CONTACT: Southwest Water Company, Los Angeles
             Richard J. Shields, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc., Los Angeles
             Cecilia Wilkinson or Robert Jaffe
             323-866-6089 or 323-866-6007
             www.pondel.com